Exhibit 99

Hi-Tech Pharmacal Reports a 23% Sales Increase for the Quarter Ended April 30, 2004

AMITYVILLE, N.Y. - July 13, 2004 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter and fiscal year ended April 30, 2004.

Fourth Quarter Results

For the three months ended April 30, 2004, the Company reported net sales of $13.4 million, an increase of 23% from $10.9 million for the same period last year. Net income decreased 14% to $1.1 million from $1.3 million, and fully diluted earnings per share declined to $0.12 compared to $0.16 for the same quarter last year. The decline in earnings per share was primarily the result of a significant increase in research and development spending, higher sales commissions, higher legal costs related to patent challenges, and an increase in the number of average shares outstanding.

During the quarter ended April 30, 2004, net sales from generic pharmaceutical products were $12.5 million, an increase of 25% compared to $10.0 million for the same fiscal 2003 period. The increase was primarily due to higher sales of the Company’s core generic products, as well as the continued success of the Company’s Urea line, offset partially by lower sales of the Company’s tannate based products.

Sales for the Health Care Products division, which markets the Company’s branded products, were unchanged at $0.9 million for the three months ended April 30, 2004 compared to the same fiscal period the prior year.

Fiscal Year Results

For the year ended April 30, 2004, the Company reported net sales of $56.4 million, an increase of 19% from net sales of $47.4 million for the year ended April 30, 2003. Net income increased 15% to $6.6 million or $0.74 per fully diluted share for the year ended April 30, 2004 compared to $5.7 million, or $0.74 per share, for the same period ended April 30, 2003.

Research & Development expenses increased by 82% from $2.1 million, or 4% of net sales in fiscal 2003, to $3.8 million, or 7% of net sales for fiscal 2004. The increase reflects higher costs of product development including bioequivalence studies and other testing performed in house and by outside laboratories in connection with an increased number of products in development, and in particular, with the development of a nasal spray product.

Selling, general and administrative expenses increased by $3.5 million to $16.8 million from $13.3 million. The increase was primarily due to higher legal fees related to the Company’s litigation with MedPointe Healthcare, Inc. (“MedPointe”) with regard to its Tannate-12® D S product, higher sales commissions and higher freight costs.

The weighted average number of fully diluted shares increased from 7.7 million to 8.9 million, primarily as a result of the private placement of the Company’s common stock conducted in July 2003.

Generic Sales

Generic pharmaceutical product sales were $50.3 million compared to $40.8 million for the year ended April 30, 2004 and 2003, respectively, an increase of 23%. The increase was primarily due to the increased market penetration of the Company’s core generic prescription products, as well as the introduction of the Urea 40% cream and lotion product line.

The Company’s tannate based products experienced lower sales as market demand shifted towards a new formulation, Tussi-12® D S marketed by MedPointe. The Company was not able to ship its version of Tussi-12® D S because of a suit brought against it by MedPointe, which resulted in a Temporary Restraining Order against the Company. The Company has filed an appeal of this ruling.

Branded Products Sales

The Health Care Products (“HCP”) division had net sales of $6.1 million and $6.6 million for the year ended April 30, 2004 and 2003, respectively, a decrease of 9%. The decrease is primarily the result of exported Health Care products which were improperly returned to the domestic market during the first half of the fiscal year. The Company has taken the necessary steps to minimize the impact of this diversion and believes that its consequences are limited. The Company’s Diabetic Tussin® line remains the leading sugar free cough syrup in the United States, and one of the leading brands in the general cough & cold category. HCP’s fastest growing line is DiabetiDerm® which grew by 46% due to the strong sales of the DiabetiDerm® Foot cream with L-Arginine. The Company intends to stay focused on branded products targeting the diabetes market and related areas, including podiatry and dermatology.

David Seltzer, President and CEO, commented on the results: “We are pleased with our financial results for the fourth quarter and the past fiscal year. Our core prescription generic products have performed well and have gained an additional market share with our customers, and we have successfully introduced our Urea product line. This past year we spent a record amount on new product development, which is in line with our strategy of building a pipeline of ANDA products. Last July we successfully completed a private placement of Hi-Tech’s stock and strongly enhanced our balance sheet. We are confident that our strong cash position and no debt, along with our aggressive development program creates a solid foundation for long term growth.”

David Seltzer stated: “We will also continue to invest in our portfolio of branded products. Our recent acquisition of Naprelan® has added a prescription product to our portfolio and we are actively seeking a marketing partner to fully realize its potential.”

Hi-Tech currently has six products awaiting approval at the FDA. These products target brand sales of over $300 million. Included in these products at the FDA is Levofloxacin ophthalmic solution, which was filed under Paragraph IV of the Hatch-Waxman Act. In connection with the Paragraph IV challenge, the Company has been sued for alleged patent infringement in the United States District Court in New Jersey, but believes it has meritorious defenses.

In addition to these products awaiting approval at the FDA, Hi-Tech has twenty products in active development targeting brand sales of over $2.0 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

The Company’s management believes that net sales will grow between 15% and 20% for Fiscal Year 2005. The Company’s ability to meet the forecast depends on such factors as the timing of new product launches, competition, legal proceedings and other market conditions.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products for the general healthcare industry. The

Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.

William Peters, CFO

(631) 789-8228

	Twelve Months		Three Months
	4/30/2004	4/30/2003	4/30/2004	4/30/2003
Net sales	56,366,000	47,446,000	13,414,000	10,939,000
Cost of goods sold	26,207,000	23,508,000	6,237,000	5,356,000

Gross profit	30,159,000	23,938,000	7,177,000	5,583,000

Selling, general, administrative expenses	16,758,000	13,262,000	4,310,000	3,242,000
Research & product development costs	3,820,000	2,095,000	1,406,000	625,000
Contract research (income)	(504,000)	(216,000)	(25,000)	(94,000)
Interest expense	24,000	32,000	4,000	7,000
Interest (income) and other	(281,000)	(205,000)	(82,000)	(38,000)
Total	19,817,000	14,968,000	5,613,000	3,742,000

Income before income taxes	10,342,000	8,970,000	1,564,000	1,841,000
Provision for income taxes	3,750,000	3,243,000	476,000	570,000

Net income	6,592,000	5,727,000	1,088,000	1,271,000

Basic net earnings per common share	0.84	0.83	0.13	0.18

Diluted net earnings per common share	0.74	0.74	0.12	0.16

Weighted average common shares outstanding- basic	7,873,000	6,893,000	8,079,000	7,011,000

Effect of potential common shares	985,000	811,000	917,000	1,015,000

Weighted average common shares outstanding – diluted	8,858,000	7,704,000	8,996,000	8,026,000